Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of On Assignment, Inc. on Form S-8 of our report dated March 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002), appearing in the Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2002.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California
June 17, 2003